Exhibit 99.1

Maison Solutions Inc. Receives Nasdaq Notification Regarding Delayed Filing of Annual Report on Form 10-K

MONTEREY PARK, Calif., August 25, 2026 — Maison Solutions Inc. (Nasdaq: MSS) (the “Company”) today announced that, on August 20, 2026, it received a notification letter from the Listing Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) stating that, because the Company had not timely filed its Annual Report on Form 10-K for the fiscal year ended April 30, 2026 (the “Form 10-K”), it is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

The notification has no immediate effect on the listing of the Company’s Class A common stock, which continues to trade on The Nasdaq Capital Market under the symbol “MSS.”

Under the Nasdaq listing rules, the Company has 60 calendar days, or until October 19, 2026, to submit to Nasdaq a plan to regain compliance with the rule. If Nasdaq accepts the plan, it may grant the Company an exception of up to 180 calendar days from the Form 10-K’s due date, or until February 9, 2027, to regain compliance. If Nasdaq does not accept the plan, the Company may appeal the determination to a Nasdaq Hearings Panel.

The Company is working diligently to regain compliance with Nasdaq’s listing rules.

About Maison Solutions Inc.

Maison Solutions Inc. is a U.S.-based specialty grocery retailer offering traditional Asian food and merchandise, particularly to members of Asian American communities. The Company is committed to providing Asian fresh produce, meat, seafood and other daily necessities in a manner that caters to traditional Asian American family values and cultural norms, while also accounting for the faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. The Company’s grocery retail operations are located in Southern California and Arizona under the HK Good Fortune and Lee Lee International brands. For more information about Maison Solutions, please visit www.maisonsolutionsinc.com. Follow the Company on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s intention to submit a plan to regain compliance and its ability to regain and maintain compliance with Nasdaq’s listing requirements. These statements are based on the Company’s current expectations and are subject to risks and uncertainties, including Nasdaq’s acceptance of the Company’s plan and the outcome of any appeal, and actual results may differ materially. Additional risks are described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact: Maison Solutions Inc. | Email: info@maisonsolutionsinc.com